Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between David M. Weiner, M.D. (“Employee”) and aTyr Pharma, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into an Employee Nondisclosure and Assignment Agreement dated March 21, 2014 (the “Confidentiality Agreement”);

WHEREAS, Employee was provided with an offer letter dated February 20, 2014 (the “Offer Letter”) which Employee accepted;

WHEREAS, Employee’s employment with the Company will terminate effective September 10, 2015 (the “Termination Date”);

WHEREAS, Employee was granted options to purchase 196,354 shares of the Company’s Common Stock (the “Employee Option”) subject to the terms and conditions, as applicable, of the Company’s 2014 Stock Plan and 2015 Stock Option and Incentive Plan (the “Plans”) (collectively with the Employee Option, the “Stock Agreements”);

WHEREAS, the Employee Option was subject to vesting as follows: (1) 120,922 shares to a six-year vesting schedule, and (2) 75,432 shares to a four year vesting schedule. As of the Termination Date, Employee has vested 34,836 of the shares subject to the Employee Option (the “Vested Option”) of which 5,028 shares have been exercised (the “Exercised Shares”) and 161,518 of the shares subject to the Employee Option shall remain unvested (the “Unvested Option”) following the Termination Date;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Recitals.  The Recitals set forth above are expressly incorporated into this Agreement.

2.Consideration.   Provided (i) Employee complies with all provisions of this Agreement and the Confidentiality Agreement, (ii) Employee signs and returns the Consulting Agreement attached hereto as Appendix A (the “Consulting Agreement”) at the same time Employee returns a signed and dated original of this Agreement, and (iii) Employee timely signs and returns and does not revoke this Agreement as provided below, Employee will receive the following separation benefits:

a. Employee will be retained by the Company as a consultant from the Termination Date through March 31, 2016 unless terminated earlier pursuant to the terms of the Consulting Agreement.

b.The Company agrees to pay Employee two (2) months of pay, totaling Sixty-Two Thousand Two Hundred Fifty Dollars ($62,250.00), less applicable withholding, on its next regular payroll date occurring at least five (5) days following the Effective Date (as defined below), but in no event later than sixty (60) days following the Termination Date.

c.Provided Employee is eligible for and timely elects COBRA coverage, the Company will reimburse Employee, less any required withholding, for Employee’s COBRA premiums that he pays for continuation of medical, dental and vision coverage through March 31, 2016.

3.Stock.  The Parties agree that as of the Termination Date, Employee had vested in the Vested Option (i.e. 34,836 shares) and no more.  The Parties agree that the remainder of the Employee Option (i.e. the 161,518 shares that constitute the Unvested Option) shall continue to vest through December 31, 2015 (the “Additional Vested Shares”).    The Parties further agree that the Employee shall not vest in any additional portion of the Employee Option or otherwise obtain additional equity or debt interest in the Company after December 31, 2015, and the portion of the Employee Option that remains unvested at December 31, 2015 shall lapse as of December 31, 2015 and Employee shall have no further right to any such lapsed portion. The Parties agree that the portion of the Vested Option and the Additional Vested Shares that is eligible for taxation as an “incentive stock option” under the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., 14,910 of the shares subject to the Vested Option granted to the Employee on July 10, 2014, plus such number of Additional Vested Shares subject to the Employee Option granted on July 10, 2014 that is intended to qualify as an “incentive stock option,” collectively, the “ISO Vested Option”) shall remain exercisable in accordance with the terms of the Stock Documents (i.e., shall remain exercisable for the three-month period following the termination of the services provided under the Consulting Agreement, provided that any unexercised portion of the ISO Vested Option shall automatically convert to non-qualified stock options upon the date that is three months after the Termination Date).   The Parties further agree that, with respect to the remaining portion of the Vested Option and the Additional Vested Shares (the “NQ Vested Option”) and subject to the requirements and conditions set forth in Section 2 above, the post-termination exercise period shall be extended such that Employee may exercise such NQ Vested Option for the six-month period following the termination of the services provided under the Consulting Agreement (the “Extended Exercise Period”).  The Employee acknowledges and agrees that (i) the ISO Vested Option will expire and no longer be exercisable three months after the termination of the services provided under the Consulting Agreement and (ii) the NQ Vested Option will expire and no longer be exercisable upon the expiration of the Extended Exercise Period.  For the avoidance of doubt, in no event shall this Agreement amend the exercise period with respect to any portion of the Vested Option or Additional Vested Shares that is eligible for taxation as an “incentive stock option” under the Code.   Employee acknowledges that, other than the Exercised Shares, the Vested Option and the Additional Vested Shares, Employee has no other equity or debt interest in the Company of any kind, including but not limited to, any interest in stock, stock options, or other form of profit participation.  Employee agrees that, except with respect to the amendment of the vesting terms applicable to the Employee Option and the amendment of the post-termination exercise period for the NQ Vested Option, the foregoing treatment is consistent with, and has honored any and all obligations of the Company to Employee, under the Stock Agreements.

EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).

4.Benefits.  Except as otherwise provided in this Agreement or the Consulting Agreement, Employee agrees that Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock (except as provided in Section 3), and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.  Employee’s health and dental insurance benefits, if any, shall cease on the last day of September 2015, subject to Employee’s right to continue Employee’s coverage under COBRA, subject to the provisions of Section 2 above and the Consulting Agreement.

5.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.  Employee specifically represents that Employee is not due to receive any bonus for calendar year 2015 or any other year, pro-rated or otherwise, or any other commissions or other incentive compensation from the Company other than as set forth in this Agreement.

6.Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s   own behalf and on behalf of Employee’s  respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law.  Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

7.Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement.  The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.California Civil Code Section 1542.  Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.Confidentiality.  Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

11.Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees.  Employee acknowledges that during the course of Employee’s employment with the Company Employee had access to a number of highly confidential materials and Employee specifically represents that Employee shall refrain from using any such confidential information in the future.  Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.

12.No Cooperation.  Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

13.Nondisparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Employee agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its services to any of the clients of the Company.  Employee shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Employee had access during the scope of Employee’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients.  Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

14.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

15.No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO COUNTY, BEFORE JAMS (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH

ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement.  Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.No Representations.  Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Consulting Agreement and the Stock Agreements (as such may have been modified herein).

24.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.

25.Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California.

26.Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days and returned to the Company within such period together with a signed and dated original of the Consulting Agreement.   In the event that Employee signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Employee.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

27.Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s   claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DAVID M. WEINER, an individual

Dated:	September 10, 2015	/s/ David M. Weiner
David M. Weiner, M.D.

ATYR PHARMA, INC.

Dated:	September 10, 2015	By: /s/ John D. Mendlein
John D. Mendlein, PhD..
Chief Executive Officer and Executive Chairman

APPENDIX A

CONSULTING AGREEMENT

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of September 10, 2015 (“Effective Date”), by and between aTyr Pharma, Inc. (“Company), having a principal place of business at 3545 John Hopkins Court, Suite #250, San Diego, California 92121, and David M. Weiner, M.D. (“Consultant”), an individual, having a principal place of business at 500 West Harbor Drive, Unit 1213, San Diego, CA 92101.

1.Retention of Services.  Company hereby retains Consultant to advise and consult with the Company in the communication and transition of information and knowledge relating to the Company’s business, including advisory services and support related to the Company’s execution of its clinical trials of Resolaris.  It is expected that Consultant shall provide services for approximately sixty (60) to eighty (80) hours per month from the Effective Date through December 31, 2015 (the “Initial Period”), and thereafter as the parties shall mutually agree through the end of the Term (as defined below).

2.Compensation.

2.1Fees.  Company will pay Consultant fees for services rendered at the rate of Fifteen Thousand Dollars ($15,000) per month during the Initial Period, such amount to be pro-rated for the first month in the Initial Period.  Following December 31, 2015, the parties agree that Company will pay Consultant fees for services rendered at the rate of One Hundred Eighty Dollars ($180.00) per hour.  Fees will be paid on a monthly basis upon receipt of an invoice for services from Consultant.

2.2Expenses.  Company shall reimburse Consultant for reasonable expenses incurred in connection with Consultant’s performance of services under this Agreement, provided that the expenses are approved in advance by the Company and Consultant promptly provides documentation satisfactory to Company to support Consultant’s request for reimbursement

3.Independent Contractor.

3.1Independent Contractor Relationship.  Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave.  Consultant will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of Company.  Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority.  In addition, Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.  No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.  Company will regularly report amounts paid to Consultant by filing a Form 1099‑MISC with the Internal Revenue Service as required by law

3.2Method of Performing Services; Results.  In accordance with Company’s objectives, Consultant will determine the method, details and means of performing the services required by this Agreement.  Company shall have no right to, and shall not, control the manner or determine the method of performing Consultant’s services.  Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of Company. Company may suggest to Consultant, from time to time, methods or strategies Company believes may assist Consultant in the performance of Consultant’s services under this Agreement.  Consistent with Consultant’s independent contractor status, however, Consultant shall exercise Consultant’s independent business discretion in determining whether or not to follow Company’s suggestions.

3.3Workplace, Hours and Instrumentalities.  Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine.  Consultant agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement; however, Company will/may at its convenience make available to Consultant suitable office space, computer equipment, and the like, to facilitate the efficient rendering of Consultant’s services to Company.  Such facilities shall be used by Consultant, if at all, at Consultant’s discretion.

4.Intellectual Property Rights.

4.1Disclosure and Assignment of Innovations.

Innovations; Company Innovations.  “Innovations” includes processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.  “Company Innovations” are Innovations that Consultant, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes within the scope of Consultant’s work for Company under this Agreement.

(a)Disclosure and Ownership of Company Innovations.  Consultant agrees to make and maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company.  Consultant agrees to promptly disclose to Company every Company Innovation.  Consultant hereby does and will assign to Company, or Company’s designee, Consultant’s entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights.

(b)Assistance.  Consultant agrees to execute upon Company’s request a signed transfer of Company Innovations to Company in the form included with this Agreement for each of the Company Innovations, including, but not limited to, computer programs, notes, sketches, drawings and reports.  Consultant agrees to assist Company in any reasonable manner to obtain, perfect and enforce, for Company’s benefit, Company’s rights, title and interest in any and all countries, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in each of the Company Innovations.  Consultant agrees to execute, when requested, for each of the Company Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications thereof), (i) patent, copyright, mask work or similar applications related to such Company Innovation, (ii) documentation (including without limitation assignments) to permit Company to obtain, perfect and enforce Company’s right, title and interest in and to such Company

Innovation, and (iii) any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement.  If called upon to render assistance under this paragraph, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company.  In the event that Company is unable for any reason to secure Consultant’s signature to any document Consultant is required to execute under this Paragraph 4.1(c) (“Assistance”), Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute such document with the same legal force and effect as if executed by Consultant.

(c)Out-of-Scope Innovations.  If Consultant incorporates any Innovations relating in any way to Company’s business or demonstrably anticipated research or development or business which were conceived, reduced to practice, created, derived, developed or made by Consultant either outside of the scope of Consultant’s work for Company under this Agreement or prior to the Effective Date  (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, Consultant hereby grants to Company or Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Out-of-Scope Innovations which Consultant incorporates, or permits to be incorporated, in any Company Innovations.  Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any of the Company Innovations without Company’s prior written consent.

4.2Confidential Information.

(a)Definition of Confidential Information.  “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, Company’s suppliers and customers, and includes, without limitation, Company Innovations, Company Property (defined below), and Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(b)Nondisclosure and Nonuse Obligations.  Except as permitted in this paragraph, Consultant shall neither use nor disclose the Confidential Information.  Consultant may use the Confidential Information solely to perform services for the benefit of Company.  Consultant agrees that Consultant shall treat all Confidential Information of Company with the same degree of care as Consultant accords to Consultant’s own Confidential Information, but in no case less than reasonable care.  If Consultant is not an individual, Consultant agrees that Consultant shall disclose Confidential Information only to those of Consultant’s employees who need to know such information, and Consultant certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Consultant under this Agreement.  Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Consultant will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information and agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c)Exclusions from Nondisclosure and Nonuse Obligations.  Consultant’s obligations under Paragraph 4.2(b) (“Nondisclosure and Nonuse Obligations”) with respect to any portion of the Confidential Information shall not apply to any such portion which Consultant can demonstrate:  (a) was in the public domain at or subsequent to the time such portion was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by Company; or (c) was developed by employees of Consultant independently of and without reference to any information communicated to Consultant by Company.  A disclosure of Confidential Information by Consultant, either:  (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure

(d)Ownership and Return of Company Property.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company or Company’s suppliers or customers, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in the Company Property.  Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company.  At the end of this Agreement, or at Company’s request, and no later than five (5) days after the end of this Agreement or Company’s request, Consultant shall destroy or deliver to Company, at Company’s option:  (a) all Company Property; (b) all tangible media of expression in Consultant’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Consultant’s compliance with Consultant’s obligations under this subparagraph.

4.3Observance of Company Rules.  At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

5.No Conflict of Interest.  During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Company, under this Agreement.  Consultant warrants that, to the best of Consultant’s knowledge, there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement.  This paragraph 5 does not prevent Consultant from performing the same or similar services for clients other than Company so long as such services do not directly or indirectly conflict with Consultant’s obligations under this Agreement.

6.Term and Termination.

6.1Term.  This Agreement is effective as of the Effective Date set forth above and will end March 31, 2016 unless sooner terminated in accordance with subparagraph 6.2 below.

6.2Termination.  Company or Consultant may terminate this Agreement immediately upon Company’s or Consultant’s breach of this Agreement, the Employee

Nondisclosure and Assignment Agreement dated March 21, 2014 (the “Confidentiality Agreement”), or the Separation Agreement and Release entered into in conjunction with Consultant’s separation from employment with Company effective September 10, 2015 (the “Separation Agreement”).  This Agreement may be terminated by mutual written agreement of Company and Consultant.

6.3Duties Upon Termination.  Upon termination of this Agreement for any reason, Consultant agrees to cease all work on behalf of Company and promptly deliver the results to Company.  Company shall promptly pay Consultant all fees incurred by Consultant to the date of termination within thirty (30) days after termination.

7.General Provisions.

7.1Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Consultant may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.

7.2Consultant Indemnification.  Consultant shall be liable for, and agrees to pay, any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Consultant's gross negligence in performing the services described in this Agreement.  Further, Consultant shall indemnify and hold Company harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Consultant's employees, if any, and customers and employees of Company, and damages or destruction to property, including, but not limited to, property of Company, resulting, in any manner, from Consultant's gross negligence in performing the services described in this Agreement.

7.3Agreement to Arbitrate.  Consultant and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the consulting relationship between Consultant and Company, and any disputes upon termination of the consulting relationship, including claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  The arbitration will be conducted in San Diego County, California, by a single neutral arbitrator and in accordance with the American Arbitration Association’s (“AAA”) then current rules for resolution of commercial disputes.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court.  The parties agree to abide by and perform any award rendered by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction thereof.

7.4Survival.  The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 4 (“Intellectual Property Rights”) and 7 (“General Provisions”) will survive any termination or expiration of this Agreement.

7.5Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

7.6Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  Except for the matters to be resolved pursuant to subparagraph 8.3 hereof, each of the parties irrevocably consents to the personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

7.7Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.8Waiver; Amendment; Modification.  No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company.  The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant.  This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

7.9Injunctive Relief for Breach.  Consultant’s obligations under this Agreement are of a unique character that gives them particular value.  Consultant’s breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law.  Accordingly, in the event of such breach, the parties agree that Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

7.10Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, together with the Confidentiality Agreement, the Separation Agreement and the Stock Agreements referenced in the Separation Agreement.  The terms of this Agreement will govern all services undertaken by Consultant for Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

“Company” aTyr Pharma, Inc., a Delaware corporation By: /s/ John D. Mendlein Name: John D. Mendlein, PhD. Title: Chief Executive Officer and Executive Chairman	“Consultant” David M. Weiner, M.D. By: /s/ David M. Weiner Name: David M. Weiner, M.D.
Date: September 10, 2015	Date: September 10, 2015

ASSIGNMENT OF COMPANY INNOVATIONS

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to aTyr Pharma, Inc. (“Company”), and Company’s successors and assigns, and Company accepts such sale, assignment and transfer of, all rights, title and interest of David M. Weiner, M.D. (“Consultant”), vested and contingent, in and to the Company Innovations, and all associated intellectual property rights (including, without limitation, patent, copyright, moral right, mask-work, and trade secret rights), which were conceived, reduced to practice, created, derived, developed or made during the course of the services performed under this Agreement.  Such Company Innovations are more particularly identified in Schedule 1 hereto.

Executed this ____ day of ___________________.

By:
Andrew Cubitt, Ph.D.
Vice President, Product Protection

By:
David M. Weiner, M.D.

SCHEDULE 1

ASSIGNMENT OF COMPANY INNOVATIONS